Filed Pursuant to Rule 424(b)(3)

File Number 333-173514; 333-165975; 333-158745; 333-150885

Supplement No. 11

(To prospectus dated April 27, 2011)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 11 supplements and amends the prospectus dated April 27, 2011, as supplemented and amended by prospectus supplement No. 1 dated May 13, 2011, prospectus supplement No. 2 dated May 31, 2011, prospectus supplement No. 3 dated July 8, 2011, prospectus supplement No. 4 dated August 11, 2011, prospectus supplement No. 5 dated August 15, 2011, prospectus supplement No. 6 dated October 6, 2011, prospectus supplement No. 7 dated October 18, 2011, prospectus supplement No. 8 dated November 14, 2011, prospectus supplement No. 9 dated November 17, 2011 and prospectus supplement No. 10 dated November 29, 2011 (the “Prospectus”).  This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On November 30, 2011, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on form 8-K which included the attached information.

The date of this prospectus supplement is November 30, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2011

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

333-173514; 333-165975;
Delaware	333-150885; 333-158745	02-0786880
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

507 Prudential Road, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 — Regulation FD Disclosure

The information set forth in Item 8.01 below is incorporated by reference into this Item 7.01.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 — Other Events

On November 30, 2011, NCO Group, Inc. issued a press release announcing that it proposes to commence an offering through a private placement, subject to market and other conditions, including board approval, of $300 million in aggregate principal amount of senior unsecured notes.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(d)           Exhibits

No.	Description

99.1	Press Release dated November 30, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: November 30, 2011	By:	/s/ Joshua Gindin
	Name:	Joshua Gindin
	Title:	Executive Vice President and
General Counsel

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Exhibit 99.1

NEWS RELEASE

For Immediate Release

NCO GROUP ANNOUNCES PROPOSAL TO COMMENCE

OFFERING OF $300 MILLION OF SENIOR NOTES

HORSHAM, PA — November 30, 2011 — NCO Group, Inc. (“NCO” or the “Company”), a leading provider of business process outsourcing services, today announced that it proposes to commence an offering through a private placement, subject to market and other conditions, including approval of the Company’s Board of Directors, of $300 million in aggregate principal amount of senior notes. The notes will be senior unsecured obligations of the Company and will be guaranteed by a new parent company and certain of the Company’s domestic subsidiaries.  Concurrently with the closing of the offering of the notes, the Company anticipates changing its name to Expert Global Solutions, Inc.

The Company expects to use the proceeds from the offering, together with the proceeds of a new credit facility currently under negotiation, to repurchase or otherwise redeem its outstanding senior notes and senior subordinated notes, repay its existing credit facility and certain other indebtedness and to pay related fees and expenses.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This communication contains forward-looking statements that may state the Company’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intends,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although the Company believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether the Company will offer the notes or consummate the offering, the anticipated terms of the notes, and the anticipated use of proceeds.

About NCO Group, Inc.

NCO Group, Inc. is a leading global provider of business process outsourcing services, primarily focused on accounts receivable management and customer relationship management. NCO provides services through over 100 offices throughout North America, Asia, Europe and Australia.

For further information contact:

John Schwab

EVP and Chief Financial Officer — ARM

Brian Callahan

SVP, Finance and Treasury

(215) 441-3000